Nittany Financial Corp.       Subject:  1st Qtr 2005 Earnings

                              Contact: Samuel J. Malizia, Chairman of the Board David Z. Richards, Jr., President & CEO
                                        (814) 238-5724

                              Date:     May 10, 2005

FOR IMMEDIATE RELEASE
---------------------

             NITTANY FINANCIAL CORPORATION ANNOUNCES RECORD EARNINGS

State College,  PA....Nittany  Financial  Corp.,  (the  "Company") (OTC Bulletin
Board: NTNY) the holding company for Nittany Bank, Vantage Investment Advisors, LLC and Nittany Asset Management Inc., today announced first quarter 2005 results which were highlighted by record earnings.

Fully diluted  earnings for the quarter ending March 31, 2005 were $909,000 or $
0.42 per share, compared to $496,000 or $ 0.24 per share for the quarter ending March 31, 2004, a 83% increase in earnings. Net interest income for the quarter was $2,502,000, compared to $1,861,000 for the same period in the previous year, a 34% increase. The increases resulted primarily from a substantial growth in the loan portfolio during the year and an increase in the net interest margin for the year. The margin increased to approximately 3.36% from 3.03% in the first quarter of 2004. Non-interest income grew to $926,000 for the quarter from $723,000 for the previous year, due to the growth in asset management income at Vantage Investment Advisors and service fees on deposit accounts at Nittany Bank. Vantage, the investment advisory subsidiary of Nittany Financial Corp., now has approximately $300 million in assets under management, an increase of nearly $60 million from March 31, 2004.

"Nittany Bank continued our steady loan growth and also opened our fifth office during the first quarter," commented Samuel J. Malizia, Chairman of the Board for Nittany Financial Corp. "As the only FDIC-insured bank headquartered and operated solely in the State College area, we continue to be THE State College area community bank. As noted in our recent marketing campaign, in addition to our highly competitive rates and products, the Nittany Bank difference includes:
(1) a live voice, instead of a machine on the phone, (2) free internet banking and online bill pay, (3) five offices and six ATMs located throughout the area,
(4) personal bankers meeting with customers at a desk instead of traditional teller lines, (5) prompt processing of loans by local decision makers and (6) superior customer service."

Total assets for the consolidated entity were $306,908,000 on March 31, 2005, compared to $299,236,000 at December 31, 2004. Total deposits decreased from $258,271,000 at December 31, 2004 to $252,743,000 at March 31, 2005, due in part to rising interest rates, increased competition from the stock market and other financial institutions and a few large withdrawals from large savings accounts for business and tax reasons. Net loans grew by 2.9% to $242,152,000 for the quarter ending March 31, 2005 compared to December 31, 2004, and non-performing loans over 90 days delinquent were $301,000, which is less than 0.12% of the total loan portfolio at March 31, 2005.

President and CEO David Richards added, "We are very pleased to have achieved significant loan growth and expansion of our interest margin for the year in the face of intense local competition and an increasingly difficult interest rate environment. Income was also helped by a growing non-interest revenue stream and continued high credit quality, which will continue to play important roles throughout 2005. Recent rate increases will provide ongoing challenges for the entire industry in gathering deposits, but we believe that our interest rate risk profile, as a result of the current mix of deposit and loan products, should keep us well positioned through the year. During the quarter, we made a conscious effort to not retain some higher cost deposits that didn't make sense to our overall funding strategy."

Nittany Financial Corp. (OTC Ticker Symbol "NTNY") is the parent company for Nittany Bank, a federally chartered financial institution headquartered and operated in State College, Pennsylvania. Nittany Bank began operations in October 1998 and currently operates five offices with 59 full-time equivalent employees. Nittany Bank offers a full range of financial services through its five offices, six ATMs, telephone banking (814-231-1800) and transactional internet banking at its www.NittanyBank.com website.
                        -------------------

The parent company, Nittany Financial Corp., also owns two investment subsidiaries. Nittany Asset Management Inc. offers retail investment products through the Bank's four offices. Vantage Investment Advisors, LLC is a Registered Investment Advisory firm providing fee-based investment management services. Vantage currently manages approximately $300 million in investments for small business retirement plans as well as individual portfolio management for consumers.

The foregoing material contains forward-looking statements concerning the financial condition, results of operations and business of the Company. We caution that such statements are subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

           NITTANY FINANCIAL CORP.
          CONSOLIDATED BALANCE SHEET

                                                                      March 31,      December 31,
                                                                        2005             2004
                                                                   -------------    -------------
                                                                           (unaudited)
ASSETS
    Cash and due from banks                                        $     915,958    $   1,094,763
    Interest-bearing deposits with other banks                         8,814,297       14,487,813
                                                                   -------------    -------------
      Cash and cash equivalents                                        9,730,255       15,582,576
    Investment securities available for sale                           1,956,868        2,084,223
    Investment securities held to maturity (estimated
      market value of $42,377,341 and $37,502,230)                    42,817,595       37,491,341
    Loans receivable                                                 244,412,102      237,626,883
    Less allowance for loan losses                                     2,260,408        2,198,315
                                                                   -------------    -------------
      Net loans                                                      242,151,694      235,428,568
    Premises and equipment                                             3,587,308        2,609,528
    FHLB Stock                                                         2,212,900        2,066,100
    Goodwill                                                           1,763,231        1,763,231
    Accrued interest and other assets                                  2,687,858        2,210,133
                                                                   -------------    -------------

          TOTAL ASSETS                                             $ 306,907,709    $ 299,235,700
                                                                   =============    =============

LIABILITIES
    Deposits:
      Noninterest-bearing demand                                   $  11,956,709    $  10,668,777
      Interest-bearing demand                                         26,051,710       25,614,681
      Money market                                                    34,254,744       43,191,121
      Savings                                                        148,020,380      157,200,274
      Time                                                            32,459,625       21,596,027
                                                                   -------------    -------------
         Total deposits                                              252,743,168      258,270,880
    Short-term borrowings                                             22,277,783       14,838,231
    Other borrowings                                                   7,122,345        7,180,612
    Accrued interest payable and other liabilities                     1,653,000        1,279,653
                                                                   -------------    -------------
          TOTAL LIABILITIES                                          283,796,296      281,569,376
                                                                   -------------    -------------

STOCKHOLDERS' EQUITY
    Serial preferred stock, no par value; 5,000,000 shares
      authorized, none issued                                               --               --
    Common stock, $.10 par value; 10,000,000 shares
      authorized, 2,110,794 and 1,930,794 issued and outstanding         211,079          193,079
    Additional paid-in capital                                        18,863,413       14,339,979
    Retained earnings                                                  4,047,959        3,139,165
    Accumulated other comprehensive loss                                 (11,038)          (5,899)
                                                                   -------------    -------------

          TOTAL STOCKHOLDERS' EQUITY                                  23,111,413       17,666,324
                                                                   -------------    -------------
          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY               $ 306,907,709    $ 299,235,700
                                                                   =============    =============

          NITTANY FINANCIAL CORP.
        CONSOLIDATED STATEMENT OF INCOME

                                                Three-months Ended March 31,
                                                     2005          2004
                                                  ----------   ----------
                                                      (unaudited)
INTEREST AND DIVIDEND INCOME
    Loans, including fees                         $3,527,905   $2,757,840
    Interest-bearing deposits with other banks        80,161       15,366
    Investment securities                            382,210      391,059
                                                  ----------   ----------
           Total interest and dividend income      3,990,276    3,164,265
                                                  ----------   ----------

INTEREST EXPENSE
    Deposits                                       1,256,943    1,159,700
    Short-term borrowings                             95,870        5,981
    Other borrowings                                 135,818      137,692
                                                  ----------   ----------
           Total interest expense                  1,488,631    1,303,373
                                                  ----------   ----------

NET INTEREST INCOME                                2,501,645    1,860,892

Provision for loan losses                             62,000      110,000
                                                  ----------   ----------

NET INTEREST INCOME AFTER PROVISION FOR
   LOAN LOSSES                                     2,439,645    1,750,892

NONINTEREST INCOME
    Service fees on deposit accounts                 164,567      146,061
    Asset management fees and commissions            697,770      566,745
    Other                                             64,053       10,130
                                                  ----------   ----------
           Total noninterest income                  926,390      722,936
                                                  ----------   ----------

NONINTEREST EXPENSE
    Compensation and employee benefits               780,841      692,765
    Occupancy and equipment                          176,874      176,336
    Professional fees                                 63,021       43,449
    Data processing fees                             131,562      119,007
    Supplies, printing, and postage                   50,301       32,993
    Advertising                                       62,582       40,405
    ATM processing fees                               36,452       34,871
    Commission expense                               429,573      377,506
    Other                                            237,036      165,445
                                                  ----------   ----------
           Total noninterest expense               1,968,242    1,682,777
                                                  ----------   ----------

Income before income taxes                         1,397,793      791,051
Income taxes                                         489,000      295,000
                                                  ----------   ----------

NET INCOME                                        $  908,793   $  496,051
                                                  ==========   ==========
EARNINGS PER SHARE
    Basic                                         $     0.45   $     0.26
    Diluted                                             0.42         0.24

WEIGHTED AVERAGE SHARES OUTSTANDING
    Basic                                          1,997,751    1,924,621
    Diluted                                        2,154,724    2,074,229